EXHIBIT 99.1

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2017 AND 2016

(UNAUDITED)

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2017 and 2016

(Unaudited)

TABLE OF CONTENTS

Page
Consolidated Financial Statements:

Consolidated Balance Sheets	1

Consolidated Statements of Income	3

Consolidated Statements of Stockholders’ Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6 -16

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2017 and 2016

(Unaudited)

ASSETS

	2017	2016
CURRENT ASSETS
Cash	$421,009	$516,890
Accounts receivable less allowance for doubtful accounts of $10,000	5,336,126	3,285,228
Inventories	2,076,448	1,698,602
Prepaid expenses	127,056	136,206

Total current assets	7,960,639	5,636,926

PROPERTY, PLANT AND EQUIPMENT
Land	9,000	9,000
Buildings and improvements	7,325,795	7,311,412
Machinery and equipment	14,976,628	14,346,285
Computer hardware and software	1,215,065	1,108,564
Office furniture and fixtures	160,990	158,943

	23,687,478	22,934,204
Less accumulated depreciation	11,016,335	9,221,207

Net property and equipment	12,671,143	13,712,997

OTHER ASSETS
Goodwill	3,302,091	3,302,091

	$23,933,873	$22,652,014

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2017	2016
CURRENT LIABILITIES
Current maturities of long-term debt	$1,930,719	$1,292,826
Current maturities of capital lease obligation	38,778	—
Revolving line-of-credit	5,000,000	4,500,000
Accounts payable	2,119,502	1,866,696
Accrued expenses	2,405,958	1,962,996
Deferred revenue	188,905	103,835
Income taxes payable	117,167	—

Total current liabilities	11,801,029	9,726,353
LONG-TERM LIABILITIES
Long-term debt, less current maturities	8,138,661	9,548,143
Long-term capital lease obligation, less current maturities	150,222	—
Deferred income taxes	1,600,000	2,493,000

Total liabilities	21,689,912	21,767,496

STOCKHOLDERS’ EQUITY
Preferred stock, Series A, par value $.01 per share; 5,000,000 shares authorized and 4,111,907 shares issued and outstanding, total liquidation preference of outstanding shares of $15,254,819; net of offering costs of $83,200	4,028,707	4,028,707
Preferred stock, Series B, par value $.01 per share; 5,000,000 shares authorized and 4,438,093 shares issued and outstanding, total liquidation preference of outstanding shares of $7,661,906; net of offering costs of $300,000	4,138,093	4,138,093
Preferred stock, Series C, par value $.01 per share; 1,000,000 shares authorized and 927,480 shares issued and outstanding, total liquidation preference of outstanding shares of $9,074,313	3,246,178	3,246,178
Preferred stock, Series D, par value $.01 per share; 1,000,000 shares authorized and 333,799 in 2013 and 1,000,000 shares issued and outstanding, total liquidation preference of outstanding shares of $8,177,882	4,105,731	4,105,731
Preferred stock, Series E, par value $.01 per share; 200,000 shares authorized and 144,259 shares issued and 55,741 outstanding, total liquidation preference of outstanding shares of $20,009,833	10,520,000	10,520,000
Common stock, Class A, par value $.01 per share; 200,000 shares authorized and 92,657 shares issued and outstanding	927	927
Common stock, Class B, par value $.01 per share; 50,000 shares authorized and 48,093 shares issued and outstanding	481	481
Common stock, Class C, par value $.01 per share; 1,000 shares authorized and 1,000 shares issued and outstanding; issued for no consideration	—	—
Additional paid-in capital	99,000	99,000
Retained earnings (deficit)	(16,843,678)	(18,203,121)
Excess of consideration paid over consideration contributed by continuing stockholder interests	(7,051,478)	(7,051,478)

Total stockholders’ equity	2,243,961	884,518

	$23,933,873	$22,652,014

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2017 and 2016

(Unaudited)

	2017	2016
Net sales	$26,503,313	$25,741,258
Cost of goods sold	22,658,234	21,356,407

Gross profit	3,845,079	4,384,851
General and administrative expenses	2,164,927	3,272,500

Operating profit	1,680,152	1,112,351
Interest expense	1,096,542	1,119,043

Profit (loss) before income taxes	583,610	(6,692)
Income tax (benefit)	(775,833)	(124,000)

Net income	$1,359,443	$117,308

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2017 and 2016

(Unaudited)

	Preferred Stock					Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Excess of Consideration Paid over Consideration Contributed by Continuing Stockholder Interests
	Series A	Series B	Series C	Series D	Series E	Class A	Class B				Total
Balance, December 31, 2015	$4,028,707	$4,138,093	$3,246,178	$4,105,731	$10,520,000	$927	$481	$99,000	$(18,320,429)	$(7,051,478)	$767,210
Net income	—	—	—	—	—	—	—	—	117,308	—	117,308

Balance, December 31, 2016	4,028,707	4,138,093	3,246,178	4,105,731	10,520,000	927	481	99,000	(18,203,121)	(7,051,478)	884,518
Net income	—	—	—	—	—	—	—	—	1,359,443	—	1,359,443

Balance, December 31, 2017	$4,028,707	$4,138,093	$3,246,178	$4,105,731	$10,520,000	$927	$481	$99,000	$(16,843,678)	$(7,051,478)	$2,243,961

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2017 and 2016

(Unaudited)

	2017	2016
Cash flows from operating activities:
Net income	$1,359,443	$117,308
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	1,986,003	2,016,742
Amortization	—	103,033
Deferred income tax benefit	(893,000)	(124,000)
Loss on sale of property, plant and equipment	103	78,091
Change in operating assets and liabilities:
Accounts receivable	(2,050,898)	(1,069,439)
Inventories	(377,846)	2,332,079
Prepaid expenses	9,150	(16,597)
Income taxes	117,167	—
Accounts payable and accrued expenses	695,768	(675,664)
Deferred revenue	85,070	(1,120,085)

Net cash from operating activities	930,960	1,641,468

Cash flows from investing activities:
Purchases of property, plant and equipment	(944,252)	(1,289,037)
Proceeds from sale of property, plant and equipment	—	53,500

Net cash from investing activities	(944,252)	(1,235,537)

Cash flows from financing activities:
Net borrowings (payments) on revolving credit agreement	500,000	(500,000)
Borrowings on capital lease obligation	189,000	—
Borrowings on long-term debt	174,869	—
Principal payments on long-term debt	(946,458)	(909,356)

Net cash from financing activities	(82,589)	(1,409,356)

Change in cash	(95,881)	(1,003,425)
Cash at beginning of year	516,890	1,520,315

Cash at end of year	$421,009	$516,890

Supplemental disclosure of cash flow information:
Interest paid	$1,095,684	$1,059,323

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Operations - Galaxy Tool Holding Corporation and Subsidiary (d/b/a Galaxy Technologies) (Company) is in the business of manufacturing and designing precision tools and parts, fabricating steel and aluminum assemblies, and producing secondary equipment for the customers in the aerospace industry. Additionally, the Company serves customers in the plastic products industry with manufacturing and repairing injection and blow molds and designing component parts and secondary equipment. The Company’s customers are located throughout the United States and internationally. The Company is headquartered in Winfield, Kansas, where it has a manufacturing facility.

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Galaxy Tool Holding Corporation and its wholly-owned subsidiary, Galaxy Technologies, Inc. All material intercompany related party balances and transactions have been eliminated in the consolidation.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect: (1) the reported amounts of assets and liabilities, (2) disclosures such as contingencies, and (3) the reported amounts of revenues and expenses included in such financial statements. Actual results could differ from those estimates.

Cash - Cash includes currency on hand and demand deposits with banks. The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable, Trade - Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 30 to 60 days, depending on the customer. Interest is not charged on past due accounts.

Inventories - Inventories are stated at the lower of cost or net realizable value, with cost determined by the first-in, first-out (FIFO) method. Work-in-process includes material, labor, and allocable factory overhead costs.

Property, Plant and Equipment - Property, plant and equipment are carried at cost. Depreciation is computed using the straight-line method, using estimated useful lives. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

Goodwill - Goodwill is not amortized, but is subject to an annual impairment test, as well as when an event triggering impairment may have occurred. The Company has elected to perform its annual analysis during the fourth quarter.

Impairment of Long-Lived Assets - Long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairment losses recognized for the years ending December 31, 2017 or 2016.

Deferred Revenue - Deferred revenue represents deposits and progress billings on jobs in progress.

Income Taxes - Deferred tax assets and liabilities are recognized for temporary differences and loss carryforwards. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. When applicable, deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company recognizes the financial statement effects of a tax position only when it believes it can more likely than not sustain the position upon an examination by the relevant tax authority.

Revenue Recognition - Revenue is recognized upon shipment of goods. Shipping and handling charges are included in revenue. Shipping and handling costs are included in cost of goods sold.

Advertising Costs - The Company expenses costs of advertising as they are incurred. Advertising expense for the years ended December 31, 2017 and 2016 was $43,920 and $17,105, respectively.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounting Policies not yet Adopted - Accounting Standards Update for Revenue from Contracts with Customers supersedes nearly all existing revenue recognition guidance under U.S. accounting principles. The core principle of the new standard is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The new accounting standard defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. accounting principles. The standard is first effective for the Company with its 2019 year. The Company has not yet selected a transition method and is currently evaluating the effect that the standard will have on the consolidated financial statements.

Accounting Standards Update for Leases eliminates the concept of operating leases and includes substantial changes for accounting by lessees; existing operating leases and all new leases, unless immaterial, will require balance sheet recognition (right to use asset and lease liability). The standard is expected to be effective for the Company with its 2020 year. The Company is evaluating the potential effects on the consolidated financial statements.

Accounting Standards Update for Financial Instruments - Credit Losses (also known as CECL) requires the measurement of expected credit losses (allowance for doubtful accounts) be based on historical experience, current conditions, and reasonable and supportable forecasts that affect collectability of reported amounts. The standard is first effective for the Company with its 2021 year. The Company is evaluating the potential effects on the consolidated financial statements.

Intangibles-Goodwill and Other - Simplifying the Test for Goodwill Impairment simplifies the accounting for goodwill impairment by requiring a possible impairment to be measured using a single step model, whereby the impairment equals the difference between the carrying amount and the fair value of the specified reporting units in their entirety. This eliminates the second step of the current model that requires companies to first estimate the fair value of all assets in a reporting unit and measure impairments based on those fair values and a residual measurement approach. It also specifies that any loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Early adoption is permitted and the standard is first effective for the Company with its 2022 year.

Reclassifications - Certain amounts in the prior year consolidated financial statements have been reclassified to conform with current year presentation.

Subsequent Events - Subsequent events have been evaluated through March 30, 2018, which is the date the financial statements were available to be issued.

2.	BUSINESS ACQUISITION

On August 22, 2008, the Company acquired 100% of the stock of Galaxy Tool Corporation and its subsidiary, Encompass Tool & Machine, Inc., under the terms of a stock purchase agreement. The stock purchase transaction was accounted for in accordance with EITF Issue No. 88-16, Basis in Leveraged Buyout Transactions, and EITF Issue No. 90-12, Allocating

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

2.	BUSINESS ACQUISITION (CONTINUED)

Basis in Individual Assets and Liabilities for Transactions Within the Scope of EITF Issue No. 88-16. The aggregate purchase price was allocated to the assets and liabilities of the Company based upon an allocation of their respective carryover and fair market values.

The carryover interest on the transaction was 38.6%. The portion of the acquisition recognized at fair value was 61.4%. The caption “consideration paid over consideration contributed by continuing stockholder interests” within the equity section of the accompanying balance sheets represents the difference between the fair value and the carrying value of the 38.6% carryover interest.

3.	INVENTORIES

Inventories consist of the following at December 31:

	2017	2016
Raw materials	$68,486	$128,723
Work-in-process, parts and labor, net	2,007,962	1,569,879

	$2,076,448	$1,698,602

Due to higher than expected costs related to several projects, management conducted a thorough review of all work-in-process jobs. As a result, a provision for inventory losses of $290,000 and $75,000 is included in work-in-process as of December 31, 2017 and 2016, respectively. This was based on the Company’s best estimates of product sales prices and expected remaining costs to complete a job. It is at least reasonably possible that the estimates used by the Company to determine its provision for inventory losses will be materially different from the actual amounts or results. These differences could result in materially higher than expected inventory provisions, which could have a materially adverse effect on the Company’s results of operations and financial condition in the near term.

4.	DEPRECIATION

Depreciation expense for the years ended December 31, based on useful lives shown below, consists of:

	2017	2016	Useful Lives
Buildings and improvements	$470,996	$208,810	40 years
Machinery and equipment	1,455,156	1,752,306	3 to 10 years
Computer hardware and software	32,835	30,820	3 to 10 years
Office furniture and fixtures	27,016	24,806	3 to 10 years

	$1,986,003	$2,016,742

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

5.	CAPITAL LEASE OBLIGATIONS

Capital lease obligations have maturities occurring through 2022. Interest rates on the capital lease obligations are 5.15%. The lease was used for the purchase of machinery and equipment. At December 31, 2017, monthly lease payments were $3,978.

At December 31, machinery and equipment include the following amounts for the capitalized lease:

	2017	2016
Machinery and equipment	$210,000	$—
Less accumulated depreciation	17,500	—

	$192,500	$—

As of December 31, 2017 future minimum lease payments for the capital lease obligation are as follows:

2018	$47,734
2019	47,734
2020	47,734
2021	47,734
2022	23,887

Total minimum lease payments	214,823
Less amount representing interest	25,823

Present value of net minimum lease payments	189,000
Less current maturities	38,778

Capital lease obligation, less current maturities	$150,222

6.	REVOLVING LINE-OF-CREDIT AND LONG-TERM DEBT

Revolving Line-of-Credit - The Company has a revolving line of credit agreement with a stockholder of the Company that expires August 22, 2019. Under the agreement, the Company may borrow up to $5,000,000. The unpaid principal balance carried an interest rate of LIBOR plus 4.5% with a minimum of 6.5%. The interest rate as of December 31, 2017 and 2016 was 6.5%. This revolving line-of-credit is also subject to an unused revolving commitment fee of 1% each month prior to the maturity date, as well as the terms and conditions that are outlined in the security agreement applicable to the subordinated notes payable shown below. At December 31, 2017, the line-of-credit was fully drawn upon.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

6.	REVOLVING LINE-OF-CREDIT AND LONG-TERM DEBT (CONTINUED)

Long-term debt at December 31 consists of the following:

	2017	2016
Subordinated notes payable to a stockholder of the Company; interest at the greater of 10% or a floating rate equal to the LIBOR plus 6.0% (the rate was 10% at December 31, 2017); due in full in August 22, 2019. The loan is collateralized by substantially all assets of the Company. The note is subordinated to the bank debt. Under the terms of the subordinated note payable agreement, the Company is subject to certain restrictions, which include, but are not limited to, making equity distributions; limitations on indebtedness, capital expenditures, management fees and leases; and restrictions on investments. The note also contains a clause that, as permitted under the subordination agreement, requires the Company to prepay the outstanding amount based on excess cash flow, as defined in the agreement. The note also provides for an exit fee that is the greater of $4,250,000 or 8.6% per annum of the outstanding principal balance ($2,730,350 at December 31, 2017), payable upon any change of control that occurs prior to the payoff of the amounts due under the note.	$5,000,000	$5,000,000

Note payable to a bank, due in monthly payments of $33,680 including interest at 4.50% through maturity in February of 2020. The loan is collateralized by equipment.	1,530,959	1,857,128

Note payable to a bank, due in monthly payments of $26,005 including interest at 4.50% through maturity in October of 2019. The loan is collateralized by a building.	1,829,011	2,052,061

Note payable to a bank; due in monthly payments of $14,577 (with remaining balance due on maturity) including interest at 4.50% through maturity in December of 2018. The loan is collateralized by equipment, accounts receivable, and inventory.	650,571	792,281

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

6.	REVOLVING LINE-OF-CREDIT AND LONG-TERM DEBT (CONTINUED)

	2017	2016

Note payable to a bank; due in monthly payments of $8,869 through April 2017 when the monthly payment was changed to $10,516 (with remaining balance due on maturity) including interest at prime plus 1.25% (5.75% at December 31, 2017) through maturity in April of 2021. The loan is collateralized by equipment, accounts receivable, and inventory.	$385,169	$482,015

Note payable to a bank; due in monthly payments of $7,583 (with the remaining balance due on maturity) including interest at 4.50% through maturity in September of 2018. The loan is collateralized by equipment, accounts receivable, and inventory.	338,230	411,956

Note payable to a bank; due in monthly payments of $4,518 (with the remaining balance due on maturity) including interest at 4.50% through maturity in September of 2018. The loan is collateralized by equipment, accounts receivable, and inventory.	201,611	245,528

Note payable to a bank; due in monthly payments of $5,252 (with the remaining balance due on maturity) including interest at 4.95% through maturity in March of 2020. The loan is collateralized by equipment, accounts receivable, and inventory.	133,829	—

	10,069,380	10,840,969
Less current maturities	1,930,719	1,292,826

	$8,138,661	$9,548,143

Annual maturities of long-term debt at December 31, 2017, are as follows:

Year ending December 31,
2018	$1,930,719
2019	7,127,379
2020	965,894
2021	45,388

$10,069,380

The notes payable above contain certain restrictive covenants common to these arrangements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

7.	INCOME TAX

Deferred tax assets (liabilities) consist of the following at December 31:

	2017	2016
Accounts receivable	$3,000	$4,000
Accrued expenses	29,000	48,000
State credit carryforwards expire beginning in 2026	676,000	715,000
Property, plant and equipment	(1,632,000)	(2,545,000)

	(924,000)	(1,778,000)
Less valuation allowance	(676,000)	(715,000)

Deferred tax liabilities	$(1,600,000)	$(2,493,000)

At December 31, 2017 and 2016, the Company has state tax credits totaling $676,000 and $715,000, respectively. Management determined that such carryforwards may expire before they are utilized, and has established a valuation allowance to offset these tax assets, to the extent they will not be used to reduce future deferred tax liabilities. The valuation allowance decreased by $39,000 in the current year due to changes in the estimates of utilizing such expiring assets.

Income tax expense (benefit) for the years ended December 31 is comprised of the following:

	2017	2016
Current	$117,167	$—
Deferred	(893,000)	(124,000)

Total	$(775,833)	$(124,000)

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from operations because of state taxes, federal and state tax credits, changes in federal rates for calculating deferred taxes, nondeductible expenses and changes in estimates from prior year tax accruals. For 2017, income tax expense was decreased by approximately $860,000 which is a change in estimate attributed to the Tax Cuts and Jobs Act of 2017.

8.	EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan covering all employees meeting the eligibility requirements of the plan. The Company contributes a discretionary percentage of employee contributions as determined annually by the Board of Directors. Retirement plan matching expense for the years ended December 31, 2017 and 2016 was $55,581 and $45,168, respectively.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

9.	OPERATING LEASES

The Company leases equipment under operating leases expiring in years through 2021. Total rent expense under all operating leases amounted to $284,888 and $211,545 for the years ended December 31, 2017 and 2016, respectively.

The following is a schedule of future minimum rental payments required under the noncancelable operating leases as of December 31, 2017:

Year Ending December 31,
2018	$150,735
2019	114,673
2020	86,004
2021	43,002

$394,414

10.	COMMON AND PREFERRED STOCK

Common stock consists of Class A, B and C shares. Class A and B shares are voting. Class C shares are non-voting. Upon a triggering event, such as a letter of intent to sell the Company, failure to meet certain EBITDA levels, or a default under the loan agreements, the Class B shares may become Class A shares at the option of the holder. Upon corporate liquidation or dissolution, after preferred shareholders receive their liquidation value, the remaining proceeds are divided between Class A and B shares, except that the proceeds allocated to Class B shares are allocated in part to Class C shares based on certain internal rates of return earned by one of the principal stockholders on his preferred and common stock investment in the Company.

Preferred stock consists of series A, B, C, D and E shares carried at the original issue price of $1 per share for Series A and B, $3.50 for Series C, $12.30 for Series D and $100 for Series E. All shares are designated as nonvoting. However, a majority of Series A, C, D and E shareholders must approve certain corporate matters of significance, including amendments to the Articles of Incorporation, share issuances or redemptions, asset or stock sales or mergers, hiring of a Chief Executive Officer and change in number of board members. Dividends on the shares are payable when and if declared by the board. Dividends compound annually and are cumulative. Dividend rates are 15% on Series A shares, 6% on Series B, 15% on Series C and 6% on Series D (prior to February 28, 2013 the dividend rate was 17.5% on Series D) and 17.75% of Series E. Series E shares have first priority in liquidation or dissolution, receiving their original issuance price plus unpaid dividends. Series D shares have second priority in liquidation or dissolution, receiving their original issuance price plus unpaid dividends. Series C shares have third priority receiving 1.5 times their original issuance price plus unpaid dividends; followed by Series A shares and lastly Series B shares, both of which receive their original issue price plus unpaid dividends. Dividend payments receive the same priority with Series C dividends payable only if Series D accumulated dividends have been paid, Series A after Series C dividends are paid and Series B after Series A dividends are paid.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

10.	COMMON AND PREFERRED STOCK (CONTINUED)

All shares may be redeemed at the holder’s option after six years from the date of issuance. The redemption dates are August 2014 for Series A and B shares, August 2016 for Series C or D shares and December 2021 for Series E, or after satisfaction of all amounts due under loans extended to the Company by the holders (see Note 6). Redemption is mandatory in the case of a qualified public offering of the Company’s common stock.

The agreement between the stockholders also provides for various rights of electing the members of the Company’s Board of Directors and requires consents as to the sale of the Company.

In connection with the acquisition discussed in Note 2, the Company issued warrants to an outside entity for investment banker services to allow the entity to purchase 5,389 Class A common shares for $1 per share. No value was ascribed to the warrants. The warrants expire in August 2020.

11.	MAJOR CUSTOMERS

Sales to major customers and accounts receivable balances for the years ended December 31 are as follows:

	2017		2016
	Percent of Sales	Percent of Accounts Receivable at December 31	Percent of Sales	Percent of Accounts Receivable at December 31
Customer A	21%	28%	12%	4%
Customer B	12%	9%	6%	0%
Customer C	11%	4%	7%	11%
Customer D	5%	2%	25%	4%

12.	RELATED PARTIES

The Company pays a management service fee to a stockholder. In August 2010, the Company and stockholder entered into an agreement deferring payment until the Board decides payments may resume; however, the fee continues to accrue. Total expense for the years ended December 31, 2017 and 2016 was $225,000. Included in accrued expenses at December 31, 2017 and 2016 are fees of $1,683,750 and $1,458,750, respectively, that remain payable.

As discussed in Note 7, the Company has a line-of-credit and a subordinated note payable with the same stockholder. Interest expense for the years ended December 31, 2017 and 2016 was $827,780 and $824,706, respectively, on these agreements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

13.	SELF-FUNDED INSURANCE PLAN

During 2017, the Company started a partially self-funded insurance plan for employee medical coverage. The Plan has stop-loss insurance that limits the Company’s losses during the policy period to $50,000 per person or an aggregate stop-loss of 125% up to $1,200,000.